Exhibit 99.1

MEDIA CONTACT

Robin J. Lampe

Phone: 785.856.9350

INVESTOR CONTACT

Darius G. Nevin

Phone: 785.856.9368

PROTECTION ONE ANNOUNCES THIRD QUARTER 2008 RESULTS

Commercial RMR additions increased 6%

Conference call scheduled for 10 a.m. Eastern time today to review results

LAWRENCE, Kan., Nov. 7, 2008 — Protection One, Inc. (Nasdaq:PONE), one of the leading providers of security monitoring services in the United States, today reported financial results for the third quarter ended September 30, 2008.  All comparisons below are to the quarter ended September 30, 2007 unless otherwise indicated.

Richard Ginsburg, Protection One’s president and chief executive officer, said, “Despite the difficult economic environment, our results this quarter indicate progress in the key areas we’ve previously identified.  Internal commercial RMR additions increased 6% this quarter.  Internal residential additions outside the Southeast also increased 3%.  Commercial and residential average revenue per unit increased year over year and on a sequential quarter basis.  Sales of e-Secure, our web-based interactive monitoring service, continued to grow in units and as a percentage of total sales.  We’ve also made significant process improvements in our Retail business, which we expect will help monitoring margin in coming quarters.  Finally, attrition on the acquired IASG portfolio was lower than last year.”

Ginsburg closed, “We are pleased to have ample liquidity and are not anticipating a need to access the capital markets any time soon to refinance debt.  We believe we have more than adequate financial resources to execute our plans.”

Consolidated third quarter revenue increased slightly to $94.1 million.  Consolidated RMR increased to $26.9 million as of September 30, 2008 from $26.7 million as of September 30, 2007.  The

Company’s net loss for the quarter ended September 30, 2008 increased to $(11.1) million, or $(0.44) per share, from $(8.7) million, or $(0.34) per share in 2007 and adjusted EBITDA declined to $27.1 million from $30.2 million.  The decline in EBITDA is due to the Company spending more on brand awareness and lead generation activities to create RMR additions; experiencing higher costs to service its Retail account base, which it is addressing with process improvements; incurring higher health benefit costs; and realizing less contribution from Multifamily due to attrition.

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”) and net debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules.  For a reconciliation of these non-GAAP measures, see the attached schedules.

Segment Results

Retail

The Company’s Retail segment directly sells, installs, monitors and maintains electronic security and life safety systems for residential and commercial customers.  As of September 30, 2008, the Company served approximately 582,000 retail customers, generating approximately $20.6 million RMR.

Total Retail segment revenue of $73.6 million in the third quarter of 2008 was slightly higher than revenue reported in the same period last year.  Retail installation revenue increased from higher levels of amortization on previously deferred revenue.  Monitoring and service revenue decreased by less than one percent to $64.0 million in the third quarter of 2008 as a result of slightly lower RMR during the period. The Retail segment’s operating income was in a break even position compared to operating income of $1.2 million in the third quarter of 2007, due to increased spending on brand awareness and lead generation activities and higher costs to service its customer base, as mentioned above, as well as higher amortization of previously deferred customer acquisition costs.  Retail is presently centralizing certain customer care functions to improve efficiency and reduce costs, the benefits of which are expected to be realized in 2009.

Retail RMR decreased by only 0.2%, or $40,000, from the year ago period.  RMR additions of $617,000, including account purchases, were 1.0% higher than in the third quarter of 2007.  Protection One increased internal residential

RMR additions outside the Southeast region by 3% despite a difficult housing market, and increased internal commercial additions by 6%, both of which indicate that the Company’s marketing initiatives are gaining traction.  RMR additions decreased in the Southeast region as the Company wound down its relationship with BellSouth this quarter.  Average revenue per new residential and commercial customer continued to increase as the Company’s distinctive e-Secure offering represented an increasing percentage of sales.

Retail gross attrition in the third quarter of 2008 increased from the prior year period to 14.6% in 2008 from 14.4% in 2007.  Attrition on the non-IASG Retail base increased slightly due primarily to higher incidence of non-payment and other financial cancelations.  Attrition on the IASG base improved compared to one year ago since peaking in the fourth quarter of 2007.

Wholesale

The Company’s Wholesale business, CMS, contracts with independent security alarm dealers nationwide to provide alarm system monitoring services to residential and business customers.  As of September 30, 2008, this unit served approximately 4,600 dealers by monitoring over 1.0 million homes and businesses on their behalf.

Wholesale monitoring and service revenue increased 7.6% to $12.6 million in the third quarter of 2008 as a result of growth by its largest dealer customer. RMR additions more than doubled from $149,000 one year ago to $337,000 in the third quarter of 2008.

Wholesale monitoring and service margin decreased slightly to $5.4 million in the third quarter of 2008 from $5.5 million one year ago, although the business unit recorded sequential quarter improvement that exceeded $0.6 million. Operating income was $0.5 million in 2008 compared to $1.4 million in the same period in 2007.  Excluding the impact of an increase in Wholesale’s portion of corporate shared service costs, Wholesale operating income would have increased from the prior year.

Multifamily

The Company’s Multifamily business unit provides monitoring and maintenance of electronic security systems for tenants of multifamily residences under long-term contracts with building owners and managers.  As of September 30, 2008, Multifamily had $2.3 million of RMR arising from approximately 250,000 units in more than 1,500 rental properties.

Multifamily total revenue decreased 3.5% in the third quarter of 2008 compared to 2007. Monitoring and related services revenue also declined by 4.7% to $7.6 million due to a decrease in RMR of 7.6% from the third quarter of 2007.  Multifamily RMR was $2.3 million versus $2.5 million in the year ago period.  Multifamily operating income decreased to $0.4 million compared to $1.6 million in the third quarter of 2007 principally from lower revenues, increased monitoring and general and administrative costs as well as a $0.5 million trade name impairment recorded in the third quarter of 2008. Multifamily is scaling its operations to keep future costs in alignment with revenue levels.

Multifamily experienced elevated attrition from the uncertain collection status of a few large customers.  The Company’s policy is to consider these at-risk customers as attrition which caused Multifamily’s annualized gross attrition rate to increase to 21.2% in 2008 from 9.6% in 2007. As of September 30, 2008, Multifamily’s backlog of sold but uninstalled units and installed units not yet billed was nearly 6,500 units.

Balance Sheet

The Company is not expected to require any refinancing of its existing debt until November 15, 2011, the date on which its Senior Secured Notes mature.  The Company ended the third quarter of 2008 with $40.5 million cash on hand, with excess cash and cash equivalents conservatively invested in United States treasury portfolios.  As of November 5, 2008, the Company also had a minimum of $19.7 million available for borrowing under its revolving credit facility.

The Company’s net debt decreased to $483.2 million at September 30, 2008 from $485.0 million at December 31, 2007, as free cash flow offset fees and expenses associated with the first quarter refinancing.  With the execution of hedge transactions during 2008, $365.3 million, or approximately 70%, of the Company’s debt effectively carries a fixed interest rate.  Interest costs on approximately 8%, or $42.5 million, of the Company’s debt is variable corresponding to changes in LIBOR.  Interest costs on the remaining 22%, or $110.3 million, is variable with the prime rate.  The recent reductions in the prime rate lowered the Company’s annualized cash interest expense by $1.1 million.

The senior secured credit facility is the only instrument that requires periodic principal payments, which are $750,000 per quarter as well as annual excess cash flow prepayments commencing with the year ending December 31, 2008.  Based on projections of excess cash flow through the end of 2008, the Company expects to make a prepayment of approximately $10 million under the senior secured credit facility during the first quarter of 2009.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of net debt to reported debt and cash and equivalents.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10:00 a.m. Eastern time to review these results. The call may be accessed by dialing (877) 681-3377 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 6479194.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until Nov.14, 2008. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 6479194.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements may describe our future plans, objectives, expectations or goals, including, but not limited to, with respect to our earnings and financial condition, customer account acquisition strategy and attrition, liquidity and sources of funding and capital expenditures and debt service capacity. Our actual results may differ materially from those discussed here as a result of numerous factors, including, but not limited to, our significant debt obligations, net losses and competition. See our Quarterly Report on Form 10-Q for the period ended September 30, 2008, which is expected to be filed with the SEC on November 10, 2008 and our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008, for a further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com. (PONENR)

PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands, except per share amounts)	2008	2007	2008	2007
Revenue
Monitoring & related services	$84,192	$84,253	$250,020	$230,034
Installation and other	9,864	9,270	28,014	25,294
Total revenue	94,056	93,523	278,034	255,328

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	27,948	26,656	83,766	71,650
Installation and other	13,194	11,173	36,166	30,215
Total cost of revenue (exclusive of amortization and depreciation shown below)	41,142	37,829	119,932	101,865

Selling expenses	14,647	12,308	42,133	35,080
General & administrative	20,442	20,178	59,551	57,433
Merger related severance	—	1,185	—	3,603
Amortization and depreciation	16,431	17,829	50,065	44,387
Impairment of trade name	475	—	475	—
Total operating expenses	51,995	51,500	152,224	140,503
Operating income	919	4,194	5,878	12,960

Other expense (income)
Interest expense	12,219	13,262	36,876	36,409
Interest income	(175)	(474)	(752)	(1,940)
Loss on retirement of debt	—	—	12,788	—
Other	(31)	(22)	(77)	(67)
Total other expense	12,013	12,766	48,835	34,402
Loss before income taxes	(11,094)	(8,572)	(42,957)	(21,442)

Income tax expense	50	112	354	602
Net loss	$(11,144)	$(8,684)	$(43,311)	$(22,044)

Other comprehensive income net of tax
Unrealized gain on cash flow hedging instruments	(1,120)	(133)	1,004	(124)
Comprehensive loss	$(12,264)	$(8,817)	$(42,307)	$(22,168)

Basic and diluted net loss per common share (a)	$(0.44)	$(0.34)	$(1.71)	$(0.96)

Weighted average common shares outstanding	25,311	25,307	25,308	22,925

(a) - Options are not included in the computation of diluted earnings per share because to do so would have been antidilutive for each of the periods presented.

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2008	2007	2008	2007
Segment Information

Retail
Revenue
Monitoring & related services	$64,013	$64,584	$191,262	$180,250
Installation and other	9,546	8,934	27,039	24,577
Total revenue	73,559	73,518	218,301	204,827

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	18,737	18,628	57,027	53,202
Installation and other	12,535	10,485	34,306	28,306
Total cost of revenue (exclusive of amortization and depreciation shown below)	31,272	29,113	91,333	81,508

Selling expenses	13,836	11,436	39,121	33,070
General & administrative expense	15,514	16,514	45,938	46,405
Merger related severance	—	1,185	—	3,603
Amortization of intangibles and depreciation expense	12,968	14,022	39,546	35,413
Total operating expenses	42,318	43,157	124,605	118,491

Operating income	$(31)	$1,248	$2,363	$4,828
Operating margin	0.0%	1.7%	1.1%	2.3%

Wholesale
Revenue
Monitoring & related services	$12,574	$11,687	$35,761	$25,722
Other	184	301	646	301
Total revenue	12,758	11,988	36,407	26,023

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	7,189	6,147	20,928	12,714

Selling expenses	466	539	1,800	962
General & administrative expense	2,655	1,718	7,289	5,157
Amortization of intangibles and depreciation expense	1,925	2,229	5,913	4,230
Total operating expenses	5,046	4,486	15,002	10,349

Operating income	$523	$1,355	$477	$2,960
Operating margin	4.1%	11.3%	1.3%	11.4%

Multifamily
Revenue
Monitoring & related services	$7,605	$7,982	$22,997	$24,062
Installation and other	134	35	329	416
Total revenue	7,739	8,017	23,326	24,478

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	2,022	1,881	5,811	5,734
Installation and other	659	688	1,860	1,909
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,681	2,569	7,671	7,643

Selling expenses	345	333	1,212	1,048
General & administrative expense	2,273	1,946	6,324	5,871
Amortization of intangibles and depreciation expense	1,538	1,578	4,606	4,744
Impairment of trade name	475	—	475	—
Total operating expenses	4,631	3,857	12,617	11,663

Operating income	$427	$1,591	$3,038	$5,172
Operating margin	5.5%	19.8%	13.0%	21.1%

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2008	2007	2008	2007
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$376	$385	$1,090	$1,128
Wholesale	—	—	—	—
Multifamily	—	—	—	—
FAS 123(R) expense in G&A	376	385	1,090	1,128

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$7,994	$5,969	$21,316	$16,472
Wholesale	—	—	—	—
Multifamily	521	656	1,499	1,398
Amort. of deferred costs in excess of amort. of deferred rev.	8,515	6,625	22,815	17,870

Investment in New Accounts and Rental Equipment, Net
Retail	$9,409	$8,318	$29,248	$23,690
Wholesale	—	—	—	—
Multifamily	1,316	1,019	3,012	2,475
Investment in new accounts and rental equipment, net	10,725	9,337	32,260	26,165

Property Additions, Exclusive of Rental Equipment
Retail	$1,223	$3,638	$4,343	$6,166
Wholesale	819	317	1,407	545
Multifamily	315	19	433	266
Property additions, exclusive of rental equipment	2,357	3,974	6,183	6,977

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2008	2007	2008	2007
Supplemental Financial Information (Non-GAAP)

Recurring Monthly Revenue (RMR)	$26,883	$26,651	$26,883	$26,651

RMR Rollforward - Retail
Beginning RMR	$20,572	$20,661	$20,628	$16,429
RMR additions from direct sales	594	600	1,784	1,732
Additions from the Merger	—	—	—	4,133
RMR additions from account purchases	23	11	29	30
RMR losses	(749)	(744)	(2,111)	(1,896)
Price increases and other	111	63	221	163
Ending RMR	$20,551	$20,591	$20,551	$20,591

RMR Rollforward - Wholesale
Beginning RMR	$3,965	$3,679	$3,615	$963
RMR additions from direct sales	337	149	1,107	571
Additions from the Merger	—	—	—	2,549
RMR losses	(264)	(211)	(694)	(465)
Price increases and other	—	(39)	10	(40)
Ending RMR	$4,038	$3,578	$4,038	$3,578

RMR Rollforward - Multifamily
Beginning RMR	$2,378	$2,505	$2,463	$2,596
RMR additions from direct sales	24	26	86	61
RMR losses	(124)	(61)	(308)	(213)
Price increases and other	16	12	53	38
Ending RMR	$2,294	$2,482	$2,294	$2,482

RMR Rollforward - Consolidated
Beginning RMR	$26,915	$26,845	$26,706	$19,988
RMR additions from direct sales	955	775	2,977	2,364
Additions from the Merger	—	—	—	6,682
RMR additions from account purchases	23	11	29	30
RMR losses	(1,137)	(1,016)	(3,113)	(2,574)
Price increases and other	127	36	284	161
Ending RMR	$26,883	$26,651	$26,883	$26,651

	Annualized Three Months Ended September 30,		Twelve Months Ended September 30,
RMR Attrition	2008	2007	2008	2007
RMR Attrition - Gross
Retail	14.6%	14.4%	13.6%	12.8%
Wholesale	26.4%	23.3%	23.4%	22.3%
Multifamily	21.2%	9.6%	15.2%	13.7%

RMR Attrition - Net of New Owners
Retail	12.7%	12.5%	11.8%	10.8%

Monitored Sites	September 30, 2008	September 30, 2007
Retail Monitored Sites	582,293	608,752

Wholesale Monitored Sites	1,004,947	839,571

Multifamily Monitored Sites	254,840	281,265

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2008	2007	2008	2007

RMR at September 30	$26,883	$26,651	$26,883	$26,651
Amounts excluded from RMR:
Amortization of deferred revenue	1,211	941	1,211	941
Installation and other revenue (a)	3,232	3,414	3,232	3,414
Revenue (GAAP basis)
September	$31,326	$31,006	$31,326	$31,006
July - August	62,730	62,517	—	—
January - August	—	—	246,708	224,322
Total period revenue	$94,056	$93,523	$278,034	$255,328

(a)   Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2008	2007	2008	2007

Loss before income taxes	$(11,094)	$(8,572)	$(42,957)	$(21,442)
Plus:
Interest expense, net	12,044	12,788	36,124	34,469
Amortization and depreciation expense	16,431	17,829	50,065	44,387
Amort. of deferred costs in excess of amort. of deferred revenue	8,515	6,625	22,815	17,870
Stock based compensation expense	376	385	1,090	1,128
Other costs including merger-related items	374	1,185	685	3,603
Loss on retirement of debt	—	—	12,788	—
Impairment of trade name	475	—	475	—
Less:
Other income	(31)	(22)	(77)	(67)
Adjusted EBITDA	$27,090	$30,218	$81,008	$79,948

Adjusted EBITDA is used by management in evaluating segment performance and allocating resources, and management believes it is used by many analysts following the security industry. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as loss before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company.  See the table above for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes the presentation of non-GAAP financial measures such as Adjusted EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.

Net Debt reconciled to GAAP measures

(in thousands)	September 30, 2008	December 31, 2007

Senior credit facility, maturing March 31, 2012, variable	$292,500	$294,750
Senior secured notes, maturing November 2011, fixed 12.00%, face value	115,345	115,345
Unsecured term loan, maturing March 14, 2013, variable	110,340	—
Senior subordinated notes, maturing January 2009, fixed 8.125%, face value		110,340
Capital leases	5,519	5,599
	$523,704	$526,034

Less cash and cash equivalents	(40,478)	(40,999)
Net Debt	$483,226	$485,035

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-Q for the period ended September 30, 2008.  While not included in net debt, the Company also had notes receivable due from its Wholesale dealers of approximately $3.6 million and $5.9 million as of September 30, 2008 and December 31, 2007, respectively.